Exhibit 99.1

Press Release

Release Date:  June 10, 2009                                                                               Contact: Thomas A. Vento - President
  at 4:30 p.m. EST                                                             Joseph R. Corrato - Executive Vice President
  (215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES
APPOINTMENT OF NEW DIRECTOR

Philadelphia, Pennsylvania (June 10, 2009) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today announced the appointment of John C. Hosier as a director of the Company and its wholly owned subsidiary, Prudential Savings Bank (the “Bank”) effective July 1, 2009.  Mr. Hosier was also appointed to the Board of Directors of the Company’s mutual holding company parent, Prudential Mutual Holding Company (the “MHC”).

Mr. Hosier currently is a Commercial Lines Account executive with Montgomery Insurance Services, Inc. Media, Pennsylvania, and its affiliate, Allman and Company, Inc., Fort Washington, Pennsylvania, two full-service insurance agencies.  Mr. Hosier brings more than 20 years of knowledge of the commercial insurance industry to the Boards of Directors.

Chairman of the Board Joseph W. Packer, Jr. stated, “We are extremely pleased that John has accepted our invitation to serve on our Boards of Directors.  His extensive knowledge of both the commercial insurance market and our market area will be of great benefit to the Company and the Bank as the Bank continues to implement its business plan. We look forward to having the benefit of the experience that John will bring to our Boards.”

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

     This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.